UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2008

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439

(Address of principal executive offices and zip code)

(952) 947-7777

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation
Current Report on Form 8-K

ITEM 2.05.  COSTS ASSOCIATED WITH EXIT OF DISPOSAL ACTIVITIES.

On July 7, 2008, Regis Corporation approved a plan to close up to 160 underperforming company-owned salons in 2009, the majority of which will occur in the first half of fiscal year 2009.  Approximately 100 locations are regional mall based concepts, another 40 locations are strip center concepts and 20 locations are in the United Kingdom.  The timing of the closures is dependent on successfully completing lease termination agreements and is therefore subject to change.  Regis expects to offer employment to associates affected by such closings at nearby Regis-owned salons.  The decision is a result of a comprehensive evaluation of the Company’s salon portfolio, further continuing the Company’s initiatives to enhance profitability.

The Company anticipates the pre-tax charge for the store closings could total approximately $20 to $25 million.  This includes approximately $4.5 million, or $0.06 to $0.07 per share, of incremental non-cash fixed asset write-downs which have been recognized in the fourth quarter of fiscal year 2008.  The balance of approximately $15 to $20 million is related to lease termination costs and is expected to be recognized primarily in the first half of the Company’s current 2009 fiscal year.  A copy of the press release announcing the salon closures is attached as Exhibit 99.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER

99	Regis Corporation News Release dated July 9, 2008

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: July 9, 2008	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Secretary

EXHIBIT INDEX

EXHIBIT NUMBER

99	Regis Corporation News Release dated July 9, 2008